EXHIBIT 3(i)


                                                        Amended to and including
                                                     amendments of April 8, 2002

                         CERTIFICATE OF INCORPORATION OF
                                   3M COMPANY
                  (ORIGINAL CERTIFICATE FILED ON JUNE 25, 1929)

         FIRST: The name of the Corporation is 3M COMPANY.

         SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted is: to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: A. The total number of shares of all classes of stock which this Corporation shall have authority to issue is 1,510,000,000 consisting of 10,000,000 shares of preferred stock without par value and 1,500,000,000 shares of common stock with a par value of $0.01 per share. Upon the effectiveness of the amendment of this Article Fourth reducing the par value of the common stock to $0.01, each outstanding share of common stock shall be reclassified and changed into one share of common stock, par value $0.01 per share.

         B. The designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions of the preferred stock and the common stock of the Corporation are as follows:

         1. The preferred stock may be issued from time to time as shares of one or more series in any amount, not exceeding in the aggregate, including all shares of any and all series previously issued, the total number of shares of preferred stock hereinabove authorized. All shares of any one series of preferred stock shall rank equally and be identical, except as to the times from which cumulative dividends, if any, thereon shall be cumulative.

         2. The Board of Directors of the Corporation is hereby expressly authorized from time to time to issue preferred stock as preferred stock of any series, and in connection with the creation of each such series to fix by the resolution or resolutions, providing for the issue of shares thereof, the designations, preferences and relative, participating, optional, conditional, or other special rights, and qualifications, limitations, or restrictions thereof, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware, including, without limitation, the following matters:

                  (a) The designation of such series;


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                  (b) The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating after the payment of dividends on shares which are entitled to any preference;

                  (c) The voting rights, if any, of shares of such series in addition to those required by law, which may be full, limited, multiple, fractional, or none, including any right to vote as a class either generally or in connection with any specified matter or matters;

                  (d) The amount, times, terms, and conditions, if any, upon which shares of such series shall be subject to redemption;

                  (e) The rights and preferences, if any, of the holders of shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation;

                  (f) Whether the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series, and if so entitled, the amount of such fund and the manner of its application; and

                  (g) Whether the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made.

         C. Except for and subject to those rights expressly granted to the holders of preferred stock, or any series thereof, by the Board of Directors, pursuant to the authority hereby vested in the Board or as provided by the laws of the State of Delaware, the holders of the Corporation's common stock shall have exclusively all rights of shareholders and shall possess exclusively all voting power. Each holder of common stock of the Corporation shall be entitled to one vote for each share of such stock standing in such holder's name on the books of the Corporation.

         FIFTH: The Corporation is to have perpetual existence.

         SIXTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  To make, alter, or repeal the Bylaws of the Corporation.

                  To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.


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                  To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether the member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation's property and assets recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation; and, unless the resolution or Bylaws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

                  When and as authorized by the stockholders in accordance with statute, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property, including shares of stock in, and/or other securities of, any other Corporation or Corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation.

         SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

         EIGHTH: This Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in


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a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If the majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation as the case may be, and also on this Corporation.

         TENTH: A. The number of directors of the Corporation shall be fixed from time to time by or pursuant to the Bylaws of the Corporation. At the 1986 Annual Meeting of Stockholders of the Corporation, the directors shall be divided, with respect to the terms for which they severally hold office, into three classes, as nearly equal in number of directors as possible, as determined by the Board of Directors, with the term of office of the first class to expire at the Annual Meeting of Stockholders to be held in 1987, the term of office of the second class to expire at the Annual Meeting of Stockholders to be held in 1988, and the term of office of the third class to expire at the Annual Meeting of Stockholders to be held in 1989, with each class of directors to hold office until their successors are duly elected and have qualified. At each Annual Meeting of Stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire at such annual meeting, other than those directors elected under particular circumstances by a separate class vote of the holders of any class or series of stock having a preference over the common stock, of a par value of $0.01 per share, of the Corporation (the "Common Stock") as to dividends or upon liquidation of the Corporation, shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders in the third year following the year of their election and until their successors are duly elected and have qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number of directors as possible, as determined by the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The provisions of this Paragraph are subject to the provisions of Paragraph D of this Article.

         B. Except as may be provided in the terms of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation of the Corporation relating to the rights of the holders of such class or series to elect, by separate class vote, additional directors, no member of the Board of Directors may be removed from office except for cause.

         C. Subject to the provisions of Paragraph D of this Article TENTH, newly created directorships resulting from an increase in the number of directors of the Corporation and vacancies occurring in the Board of Directors resulting from death, resignation, retirement, removal, or any


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other reason shall be filled by the affirmative vote of a majority of the directors, although less than a quorum, then remaining in office and elected by the holders of the capital stock of the Corporation entitled to vote generally in the election of directors or, in the event that there is only one such director, by such sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

         D. In the event that the holders of any class or series of stock of the Corporation having a preference over the Common Stock as to dividends or upon liquidation of the Corporation are entitled, by a separate class vote, to elect directors pursuant to the terms of such class or series, then the provisions of such class or series with respect to such rights of election shall apply to the election of such directors. The number of directors that may be elected by the holders of any such class or series of stock shall be in addition to the number fixed by or pursuant to the Bylaws. Except as otherwise expressly provided in the terms of such class or series, the number of directors that may be so elected by the holders of any such class or series of stock shall be elected for terms expiring at the next Annual Meeting of Stockholders and without regard to the classification of the remaining members of the Board of Directors, and vacancies among directors so elected by the separate class vote of any such class or series of stock shall be filled by the affirmative vote of a majority of the remaining directors elected by such class or series, or, if there are no such remaining directors, by the holders of such class or series in the same manner in which such class or series initially elected a director.

         If at any meeting for the election of directors, more than one class of stock, voting separately as classes, shall be entitled to elect one or more directors and there shall be a quorum of only one such class of stock, that class of stock shall be entitled to elect its quota of directors notwithstanding absence of a quorum of the other class or classes of stock.

         E. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article TENTH may not be amended or repealed unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article as a single class.

         ELEVENTH: Subject to any limitations imposed by this Certificate of Incorporation, the Board of Directors shall have power to adopt, amend, or repeal the Bylaws of the Corporation. Any Bylaws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and any other provisions of this Certificate of Incorporation or the Bylaws of this Corporation (and notwithstanding that a lesser percentage may be specified by law), no provisions of the Bylaws shall be adopted, amended, or repealed by the stockholders without an affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the


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Corporation entitled to vote generally in the election of directors, considered for the purposes of this Article as a single class.

         Notwithstanding the foregoing and any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article ELEVENTH may not be amended or repealed unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article as a single class.

         TWELFTH: No action required to be taken or which may be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

         THIRTEENTH: A. In addition to the requirements of the provisions of any series of preferred stock which may be outstanding, and whether or not a vote of the stockholders is otherwise required, the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the Common Stock shall be required for the approval or authorization of any Business Transaction with a Related Person, or any Business Transaction in which a Related Person has an interest (other than only a proportionate interest as a stockholder of the Corporation); provided, however, that the eighty percent (80%) voting requirement shall not be applicable if (1) the Business Transaction is Duly Approved by the Continuing Directors, or (2) all of the following conditions are satisfied:

                  (a) the Business Transaction is a merger or consolidation or sale of substantially all of the assets of the Corporation, and the aggregate amount of cash to be received per share (on the date of effectiveness of such merger or consolidation or on the date of distribution to stockholders of the Corporation of the proceeds from such sale of assets) by holders of Common Stock of the Corporation (other than such Related Person) in connection with such Business Transaction is at least equal in value to such Related Person's Highest Common Stock Purchase Price; and

                  (b) after such Related Person has become the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock and prior to the consummation of such Business Transaction, such Related Person shall not have become the Beneficial Owner of any additional shares of Voting Stock or securities convertible into Voting Stock, except (i) as a part of the transaction which resulted in such Related Person becoming the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock or (ii) as a result of a pro rata stock dividend or stock split; and

                  (c) prior to the consummation of such Business Transaction, such Related Person shall not have, directly or indirectly, (i) received the benefit (other than only a proportionate benefit as a stockholder of the Corporation) of any loans, advances,


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         guarantees, pledges, or other financial assistance or tax credits provided by the Corporation or any of its subsidiaries, (ii) caused any material change in the Corporation's business or equity capital structure, including, without limitation, the issuance of shares of capital stock of the Corporation, or (iii) except as Duly Approved by the Continuing Directors, caused the Corporation to fail to declare and pay (y) at the regular date therefor any full quarterly dividends on any outstanding preferred stock or (z) quarterly cash dividends on the outstanding Common Stock on a per share basis at least equal to the cash dividends being paid thereon by the Corporation immediately prior to the date on which the Related Person became a Related Person.

B. For the purpose of this Article THIRTEENTH:

         1. The term "Business Transaction" shall mean (a) any merger or consolidation involving the Corporation or a subsidiary of the Corporation, (b) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of related transactions), including, without limitation, a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation or of a subsidiary of the Corporation, (c) any sale, lease, exchange, transfer, or other disposition (in one transaction or a series of related transactions) of all or any Substantial Part of the assets of an entity to the Corporation or a subsidiary of the Corporation, (d) the issuance, sale, exchange, transfer, or other disposition (in one transaction or a series of related transactions) by the Corporation or a subsidiary of the Corporation of any securities of the Corporation or any subsidiary of the Corporation, (e) any recapitalization or reclassification of the securities of the Corporation (including, without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person or reducing the number of shares of each class of Voting Stock outstanding, (f) any liquidation, spin-off, split-off, split-up, or dissolution of the Corporation, and (g) any agreement, contract, or other arrangement providing for any of the transactions described in this definition of Business Transaction.

         2. The term "Related Person" shall mean and include (a) any individual, corporation, partnership, group, association, or other person or entity which, together with its Affiliates and Associates, is the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock or was the Beneficial Owner of not less than ten percent (10%) of the voting power of the Voting Stock (i) at the time the definitive agreement providing for the Business Transaction (including any amendment thereof) was entered into, (ii) at the time a resolution approving the Business Transaction was adopted by the Board of Directors of the Corporation, or (iii) as of the record date for the determination of stockholders entitled to notice of and to vote on, or consent to, the Business Transaction, and (b) any Affiliate or Associate of any such individual, corporation, partnership, group, association, or other person or entity; provided, however, and notwithstanding anything in the foregoing to the contrary, the term "Related Person" shall not include the Corporation, a wholly owned subsidiary of the Corporation, any employee stock ownership or other employee benefit plan of the Corporation or any wholly owned subsidiary of the Corporation, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.


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         3. The term "Beneficial Owner" shall be defined by reference to Rule
13d-3 under the Securities Exchange Act of 1934, as amended, as in effect on May 13, 1986; provided, however, that any individual, corporation, partnership, group, association, or other person or entity which has the right to acquire any Voting Stock at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement, or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such Voting Stock.

         4. The term "Highest Common Stock Purchase Price" shall mean the highest amount of consideration paid by such Related Person for a share of Common Stock of the Corporation (including any brokerage commissions, transfer taxes, and soliciting dealers' fees) in the transaction which resulted in such Related Person becoming a Related Person or within one year prior to the date such Related Person became a Related Person, whichever is higher; provided, however, that the Highest Common Stock Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split, or other similar corporate readjustment in the number of outstanding shares of Common Stock of the Corporation between the last date upon which such Related Person paid the Highest Common Stock Purchase Price to the effective date of the merger or consolidation or the date of distribution to stockholders of the Corporation of the proceeds from the sale of substantially all of the assets of the Corporation referred to in subparagraph
(2)(a) of Section A. of this Article THIRTEENTH.

         5. The term "Substantial Part" shall mean more than five percent (5%) of the fair market value of the total assets of the entity in question, as reflected on the most recent consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Transaction involving the assets constituting any such Substantial Part.

         6. The term "Voting Stock" shall mean all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for the purpose of this Article THIRTEENTH as one class.

         7. The term "Continuing Director" shall mean a director who either was a member of the Board of Directors of the Corporation on May 13, 1986 or who became a director of the Corporation subsequent to such date and whose election, or nomination for election by the Corporation's stockholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Corporation on behalf of the Board of Directors in which such person is named as nominee for director, without due objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person has an interest (other than only a proportionate interest as a stockholder of the Corporation).


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         8. The term "Duly Approved by the Continuing Directors" shall mean an action approved by the vote of at least a majority of the Continuing Directors then on the Board, except, if the votes of such Continuing Directors in favor of such action would be insufficient to constitute an act of the Board of Directors if a vote by all of its members were to have been taken, then such term shall mean an action approved by the unanimous vote of the Continuing Directors then on the Board so long as there are at least three Continuing Directors on the Board at the time of such unanimous vote.

         9. The term "Affiliate," used to indicate a relationship to a specified person, shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person.

         10. The term "Associate," used to indicate a relationship with a specified person, shall mean (a) any corporation, partnership, or other organization of which such specified person is an officer or partner, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (c) any relative or spouse of such specified person, or any relative of such spouse who has the same home as such specified person, or who is a director or officer of the Corporation or any of its parents or subsidiaries, and (d) any person who is a director, officer, or partner of such specified person or of any corporation (other than the Corporation or any wholly owned subsidiary of the Corporation), partnership or other entity which is an Affiliate of such specified person.

         C. For the purpose of this Article THIRTEENTH, so long as Continuing Directors constitute at least a majority of the entire Board of Directors, the Board of Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (1) the number of shares of Voting Stock of which any person is the Beneficial Owner, (2) whether a person is a Related Person or is an Affiliate or Associate of another, (3) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of Beneficial Owner herein, (4) whether the assets subject to any Business Transaction constitute a Substantial Part, (5) whether any Business Transaction is with a Related Person or is one in which a Related Person has an interest (other than only a proportionate interest as a stockholder of the Corporation), (6) whether a Related Person, has, directly or indirectly, received any benefits or caused any of the changes or caused the Corporation to fail to declare and pay any of the dividends referred to in subparagraph (2) (c) of Section A. of this Article THIRTEENTH, and (7) such other matters with respect to which a determination is required under this Article THIRTEENTH; and such determination by the Board of Directors shall be conclusive and binding for all purposes of this Article THIRTEENTH.

         D. Nothing contained in this Article THIRTEENTH shall be construed to relieve any Related Person of any fiduciary obligation imposed by law.

         E. The fact that any Business Transaction complies with the provisions of Section A. of this Article THIRTEENTH shall not be construed to impose any fiduciary duty, obligation, or


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responsibility on the Board of Directors, or any member thereof, to approve such
Business Transaction or recommend its adoption or approval to the stockholders of the Corporation.

         F. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article THIRTEENTH may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding shares of the Common Stock.

         FOURTEENTH: The liability of the Corporation's Directors to the Corporation or its stockholders shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may be amended from time to time. Any repeal or amendment of this Article FOURTEENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director existing at the time of such repeal or amendment.

         IN WITNESS WHEREOF, said 3M Company has caused this certificate to be signed by Gregg M. Larson, its Secretary, and attested by Thomas A. Boardman, its Assistant Secretary, this 8th day of April, 2002.

                                        3M COMPANY


                                        By /s/ Gregg M. Larson
                                           -------------------
                                        Gregg M. Larson
                                        Secretary

ATTEST:

By /s/ Thomas A. Boardman
   ----------------------
Thomas A. Boardman
Assistant Secretary




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